Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-86770


PROSPECTUS

                                HEICO Corporation

                     289,964 Shares of Class A Common Stock

                                 ---------------

         The selling shareholder is offering 289,964 shares of our Class A Common Stock under this Prospectus. The selling shareholder obtained its shares of Class A Common Stock by virtue of our acquisition of Inertial Airline Services, Inc.

         Our Class A Common Stock trades on the New York Stock Exchange under the symbol "HEIA." On May 3, 2002, the closing price of one share of Class A Common Stock on the New York Stock Exchange was $14.30.

         The selling shareholder may offer the shares through public or private transactions, on or off the New York Stock Exchange, at prevailing market prices or at privately negotiated prices. It may make sales directly to purchasers or to or through agents, dealers or underwriters.

                                 ---------------

   You should carefully consider the Risk Factors beginning on page 3 in this
                                  Prospectus.

                                 ---------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these shares or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

                                 ---------------

                   The date of this Prospectus is May 3, 2002.

                                     COMPANY

         This summary highlights selected information and does not contain all the information that is important to you. You should carefully read the Prospectus and the documents we have referred you to in "Where You Can Find More Information" on page 10 for information about our company and our financial statements.

General

         We believe that we are the world's largest manufacturer of FAA-approved jet engine replacement parts, other than original equipment manufacturers, and a leader in the design of certain electronic and electro-optical equipment and components sold to the airline, defense and electronics industries. We also repair and overhaul jet engines and airframe components, inertial navigation units and other avionic equipment. We are a Florida corporation. Our principal executive offices are located at 3000 Taft Street, Hollywood, Florida 33021, and our telephone number is (954) 987-4000. We conduct our operations through our Flight Support Group and our Electronic Technologies Group:

         Flight Support Group

         o Manufacture of Jet Engine Replacement Parts. We design, manufacture and sell jet engine replacement parts for sale at substantially lower prices than those manufactured by jet engine original equipment manufacturers. The FAA has approved these parts, and they are the functional equivalent of parts sold by original equipment manufacturers. We also manufacture and sell specialty parts as a subcontractor for original equipment manufacturers and the United States government.

         o Repair of Jet Engine and Airframe Components. We repair, refurbish and overhaul jet engine and airframe components for domestic and foreign commercial air carriers, military aircraft operators and aircraft repair and overhaul companies.

         Electronic Technologies Group

         o Manufacture of Electronic and Electro-Optical Equipment. We design, manufacture and sell electronic and electro-optical equipment and components, including power supplies, laser rangefinder receivers, infra-red simulation, calibration and testing equipment and electromagnetic interference shielding for commercial and military aircraft operators, electronics companies and telecommunications equipment suppliers.

         o Repair and Overhaul of Aircraft Electronic Equipment. We repair and overhaul inertial navigation units and other avionic equipment for commercial, military and business aircraft operators.

                                  RISK FACTORS

         In addition to the other information contained and incorporated by reference in this Prospectus, you should carefully consider the following risks before making an investment decision. If any of the following risks occurs, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our Class A common stock could decline, and you might lose all or part of your investment.

Our success is highly dependent on the performance of the aviation industry

         Economic factors and passenger security concerns that affect the aviation industry also affect our business. The aviation industry has historically been subject to downward cycles from time to time which reduce the overall demand for jet engine replacement parts and repair and overhaul services, as well as result in lower prices and greater credit risk. These economic factors and passenger security concerns can indirectly have a material adverse effect on our business, financial condition and results of operations.

If our customers do not pay us for our equipment and services, our financial condition could be negatively impacted

         Typically, downward economic cycles may more adversely affect our smaller customers than our larger customers and, as a result, our smaller customers may pose greater credit risks to us as a result of our inability to collect receivables from a substantial sale to any of them. However, the entire airline industry's financial condition has been weakened substantially following the events that occurred on September 11, 2001 and we might be unable to collect receivables from larger commercial carriers, as well.

We are subject to governmental regulation and our failure to comply with these regulations could cause the government to withdraw or revoke our authorizations and approvals to do business and could subject us to penalties and sanctions that could harm our business

         Governmental agencies throughout the world, including the U.S. Federal Aviation Administration, or FAA, highly regulate the repair and overhaul of aircraft engines and components. Guidelines established by original equipment manufacturers supplement governmental regulation and generally require that aircraft operators overhaul engines and replace specified engine parts after a specified number of flight hours or cycles (take-offs and landings).

         We include with the replacement parts that we sell to our customers documentation certifying that each part complies with applicable regulatory requirements and meets applicable standards of airworthiness established by the FAA or the equivalent regulatory agencies in other countries. In addition, our repair and overhaul operations are subject to certification pursuant to regulations established by the FAA. Specific regulations vary from country to country, although compliance with FAA requirements generally satisfies regulatory requirements in other countries. The revocation or suspension of any of our material authorizations or approvals would have an adverse effect on our business, financial condition and results of operations. New and more stringent government regulations, if adopted and enacted, could have an adverse effect on our business, financial condition and results of operations.

The retirement of commercial aircraft that use JT8D aircraft engines could reduce our revenues

         Approximately 21% of our net sales during the year ended October 31, 2001 consisted of sales of replacement parts for the Pratt & Whitney JT8D aircraft engine and its component engine parts. As a result of the events that occurred on September 11, 2001 and other factors, we believe that at least 50% of the JT8D aircraft engines that were in service prior to such date have been or will be retired by December 31, 2002.

         Supply and demand substantially affect the aftermarket for JT8D aircraft engine parts. A significant increase in supply or reduction in demand could have a material adverse effect on our business, financial condition and results of operations. An unanticipated wind-down or liquidation of an air carrier operating a large number of JT8D aircraft engines could cause a significant increase in the supply of replacement parts using retired JT8D aircraft engines. A change in preferences or the imposition of regulations affecting the use of JT8D aircraft engines could also reduce demand. The following are examples of factors that could decrease demand for JT8D aircraft engines:

         o Hush-Kits. The FAA and the European Union have implemented noise reduction regulations that reduce the number of older model JT8D aircraft engines that may be operated in the United States and the member nations of the European Union unless noise reduction equipment, known as hush-kits, are added to the aircraft engines. Additional noise reduction quotas imposed by communities surrounding some major European cities further restrict the operation of hush-kitted aircraft engines in those markets. The failure to hush-kit JT8D aircraft engines could significantly reduce the demand for JT8D aircraft engines, resulting in an oversupply of JT8D aircraft engines and component engine parts. This, in turn, could decrease the value of our products and have a material adverse effect on our business, financial condition and results of operations. Aircraft operators may replace their older model JT8D aircraft engines with newer, quieter aircraft engines, rather than install hush-kits on them.

         o Other Regulations. Other regulations in both the United States and the European Union impose stringent inspection, upgrading, maintenance and retrofit requirements on aging aircraft and aircraft engines that increase the cost of operating older model aircraft and aircraft engines.

         o Passenger Confidence. A decline in passenger confidence in older aircraft and aircraft engines as a result of apparent fatigue could also discourage aircraft operators from using JT8D aircraft engines.

         o Emissions Standards. The U.S. Environmental Protection Agency, or EPA, and various agencies of the European Union have sought the adoption of stricter standards limiting the emissions of nitrous oxide from aircraft engines. If adopted, stricter emissions standards could cause the use of JT8D aircraft engines to become substantially more costly in the event modifications must be made to bring aircraft engines into compliance.

         Our business may be materially harmed if aircraft that use JT8D aircraft engines are retired and there are fewer JT8D aircraft engines that require these parts or services or if there is an increase in the supply of replacement parts using retired JT8D aircraft engines.

The retirement of commercial aircraft could reduce our revenues

         Our flight support group designs, manufactures and distributes jet engine replacement parts and offers repairs and overhaul of aircraft components. Our business may be materially harmed if aircraft for which we have replacement parts or supply repair and overhaul services are retired and there are fewer aircraft that require these parts or services.

Reductions in defense spending could reduce our revenues

         Approximately 70% of the sales of our Electronic Technologies Group are derived from the sale of product and services to U.S. and foreign military agencies. A decline in defense budgets or additional restrictions imposed by the U.S. government on sales of products or services to foreign military agencies could lower sales of our products and services.

Intense competition from existing and new competitors may harm our business

         We face significant competition in each of our businesses.

         Flight Support Group

          o For jet engine replacement parts, we compete with the industry's leading jet engine original equipment manufacturers, particularly Pratt & Whitney.

          o For the overhaul and repair of jet engine and airframe components, we compete with

               - major commercial airlines, many of which operate their own maintenance and overhaul units,

               - original equipment manufacturers, which manufacture, repair and overhaul their own parts, and

               -    other independent service companies.

         Electronic Technologies Group.

          o For the design and manufacture of various types of electronic electro-optical optical equipment and repair of inertial navigation units and other avionic equipment, we compete in a fragmented marketplace with a number of companies, some of which are well capitalized.

         The aviation aftermarket supply industry is highly fragmented, has several highly visible leading companies and is characterized by intense competition. Some of our competitors have substantially greater name recognition, complementary lines of business and financial, marketing and other resources than we do. In addition, original equipment manufacturers, aircraft maintenance providers, leasing companies and FAA-certificated repair facilities may vertically integrate into the supply industry, thereby significantly increasing industry competition. Moreover, our smaller competitors may be able to offer more attractive pricing of parts as a result of lower labor costs or other factors. A variety of potential actions by any of our competitors, including a reduction of product prices or the establishment by competitors of long-term relationships with new or existing customers, could have a material adverse effect on our business, financial condition and results of operations. Competition typically intensifies during cyclical downturns in the aviation industry, when supply may exceed demand. We may not be able to continue to compete effectively against present or future competitors, and competitive pressures may have a material and adverse effect on our business, financial-condition and results of operations.

We may incur product liability claims that are not fully insured

         Our jet engine replacement parts and repair and overhaul services expose our business to potential liabilities for personal injury or death as a result of the failure of an aircraft component that we have designed, manufactured or serviced. The commercial aviation industry occasionally has catastrophic losses that may exceed policy limits. While we believe that our liability insurance is adequate to protect us from these liabilities, and, while no material claims related to these liabilities have been made against us, claims may arise in the future and our insurance coverage may not be adequate. An uninsured or partially insured claim, or a claim for which third-party indemnification is not available, could have a material adverse effect on our business, financial condition and results of operations. Additionally, insurance coverage costs increased following the events that occurred on September 11, 2001 and may become even more expensive in the future. Our customers typically require us to maintain substantial insurance coverage and our inability to obtain insurance coverage at commercially reasonable rates could result in lower revenues.

We may not have the administrative, operational or financial resources to continue to grow the company

         We have experienced rapid growth in recent periods and intend to continue to pursue an aggressive growth strategy, both through acquisitions and internal expansion of products and services. Our growth to date has placed, and could continue to place, significant demands on our administrative, operational and financial resources. We may not be able to grow effectively or manage any growth successfully, and the failure to do so could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to continue to acquire additional companies which would reduce our growth

         A key element of our strategy is growth through the acquisition of additional companies. Our acquisition strategy poses a number of challenges and risks, including the following:

          o    Availability of suitable acquisition candidates
          o    Availability of capital
          o    Diversion of management's attention
          o    Integrating the operations and personnel of acquired companies
          o    Potential amortization of acquired intangible assets
          o    Potential loss of key employees of acquired companies
          o    Use of a significant portion of our available cash
          o Significant dilution to our shareholders for acquisitions made utilizing our securities
          o    Consummation of acquisitions on satisfactory terms

         We may not be able to successfully execute our acquisition strategy, and the failure to do so could have a material adverse effect on our business, financial condition and results of operations.

We may incur environmental liabilities and these liabilities are not covered by insurance

         Our operations and facilities are subject to a number of federal, state and local environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of hazardous materials. Pursuant to various environmental laws, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous materials. Environmental laws typically impose liability whether or not the owner or operator knew of, or was responsible for, the presence of hazardous materials. Although management believes that our operations and facilities are in material compliance with environmental laws and regulations, future changes in them or interpretations thereof or the nature of the our operations may require us to make significant additional capital expenditures to ensure compliance in the future.

         We do not maintain environmental liability insurance, and the expenses related to these environmental liabilities, if we are required to pay them, could have a material adverse effect on our business, financial condition and results of operations.

Our success is dependent on the development and manufacture of new products, equipment and services

         The aviation defense and electronics industries are constantly undergoing development and change and, accordingly, new products, equipment and methods of repair and overhaul service are likely to be introduced in the future. In addition to manufacturing electronic and electro-optical equipment and selected aerospace and defense components for original equipment manufacturers and the U.S. government and repairing jet engine and airframe components, we re-design sophisticated jet engine replacement parts originally developed by original equipment manufacturers so that we can offer the replacement parts for sale at substantially lower prices than those manufactured by the original equipment manufacturers. Consequently, we devote substantial resources to research and product development. Technological development poses a number of challenges and risks, including the following:

         o We may not be able to successfully protect the proprietary interests we have in various jet engine parts, electronic and electro-optical equipment and our repair processes.

         o As original equipment manufacturers continue to develop and improve jet engines, we may not be able to re-design and manufacture replacement parts that perform as well as those offered by original equipment manufacturers or that we can profitably sell at substantially lower prices than the original equipment manufacturers.

         o  We may need to expend significant capital to

               -    purchase new equipment and machines,
               - train employees in new methods of production and service, and
               -    fund the research and development of new products.

         o Development by our competitors of patents or methodologies that preclude us from the design and manufacture of jet engine replacement parts or electrical and electro-optical equipment could adversely affect our business, financial condition and results of operations.

         In addition, we may not be able to successfully develop new products, equipment or methods of repair and overhaul service, and the failure to do so could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on key personnel and the loss of these key personnel could have a material adverse effect on our success

         Our success substantially depends on the performance, contributions and expertise of our senior management team led by Laurans A. Mendelson, our Chairman, President and Chief Executive Officer. In addition, we hire many members of our engineering team from original equipment manufacturers, such as General Electric and Pratt & Whitney. These technical employees are critical to our research and product development, as well as our ability to continue to re-design sophisticated products of original equipment manufacturers in order to sell competing replacement parts at substantially lower prices than those manufactured by the jet engine original equipment manufacturers. The loss of the services of any of our executive officers or other key employees or our inability to continue to attract, retain or motivate the necessary personnel could have a material adverse effect on our business, financial condition and results of operations.

Since our executive officers and directors directly and indirectly control our company, minority shareholders will have little say in the direction of the company

         As of March 31, 2002, collectively our executive officers and entities controlled by them, our 401(k) Plan and members of the Board of Directors beneficially owned approximately 35% of our outstanding Common Stock and approximately 20% of our outstanding Class A Common Stock. Accordingly, they will be able to substantially influence the election of the Board of Directors and control our business, policies and affairs, including the approval of business combinations and defeating any attempted takeover.

We have adopted provisions in our articles of incorporation and bylaws and are subject to certain corporate laws that could prevent a change in control of the company

         Articles and Bylaws. Some of the provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects and may discourage, delay, defer or prevent a takeover attempt that a shareholder might consider in its best interest. These provisions do the following:

          o They establish advance notice procedures for the nomination of candidates for election as directors and for shareholder proposals to be considered at annual shareholders' meetings.

          o They provide that special meetings of the shareholders may be called by the Chairman of the Board of Directors, the President of the Company or by a majority of the Board.

          o They authorize the issuance of 10,000,000 shares of preferred stock with the designations, rights, preferences and limitations as may be determined from time to time by the Board.

          o They authorize the issuance of 30,000,000 shares of Class A Common Stock having 1/10th vote per share.

         Accordingly, without shareholder approval, the Board can, among other things,

          o issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting powers or other rights of holders of the Common Stock and Class A Common Stock, and

          o help maintain existing shareholders' voting power and deter or frustrate takeover attempts that a holder of Common Stock might consider to be in his or her best interest by issuing Class A Common Stock.

         Rights. In addition, one preferred stock purchase right trades with each outstanding share of Common Stock and Class A Common Stock. Each right entitles the registered holder to purchase from us one one-hundredth (1/100) of a share of a Series A Junior Participating Preferred Stock, at a price of $45 per one one-hundredth (1/100) of a share, subject to adjustment. The rights are not exercisable or transferable apart from the common stock until a person or group acquires 15% or more of the outstanding common stock or commences, or announces an intention to commence, a tender offer for 30% or more of the outstanding common stock. The rights expire on November 2, 2003, and will cause substantial dilution to a person or a group who attempts to acquire HEICO on terms not approved by the Board or who acquires 15% or more of the outstanding common stock without approval of the Board. We can redeem the rights at $.01 per right at any time until the close of business on the tenth day after a person or group has obtained beneficial ownership of 15% or more of the outstanding common stock or until a person commences or announces an intention to commence a tender offer for 30% or more of the outstanding common stock.

         Subject to adjustment, holders of shares of the Series A Junior Participating Preferred Stock will be entitled to, among other things, (x) receive, when, as and if declared by the Board of Directors, (i) cash dividends in an amount per share equal to 100 times the aggregate per share amount of all cash dividends declared or paid on the common stock, (ii) a quarterly preferential cash dividend of $.75 per share, less cash dividends declared pursuant to clause (i), and (y) 100 votes per share of Series A Junior Participating Preferred Stock on all matters submitted to a vote of the shareholders and the right to vote together with the holders of shares of common stock as a single voting group on all matters submitted to a vote of the shareholders.

         Florida Law. Furthermore, some of the provisions of the Florida Business Corporation Act could have the effect of delaying, deferring or preventing a change in control.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus (including the information incorporated by reference) contains forward-looking statements, within the meaning of federal securities laws. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements appear in a number of places in this Prospectus and include statements regarding management's intent, belief or current expectation about, among other things, (i) trends affecting the aviation industry generally and the segments in which we operate and (ii) our business and growth strategies, including our research and development plans, our manufacture of additional replacement parts and potential acquisitions. You can find many of these statements by looking for words like "will," "should," "believes," "expects," "project," "could," "anticipates," "estimates," "intends," "may," "pro forma" or similar expressions used in this prospectus. Although management believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, these forward-looking statements are subject to numerous risks and uncertainties that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by the forward-looking statements. The risks and uncertainties include those risks and uncertainties identified under the heading "Risk Factors" in this prospectus. Because these forward-looking statements are subject to risks and uncertainties, we caution you not to place undue reliance on these statements, which speak only as of the date of this prospectus. We do not undertake any responsibility to review or confirm analysts' expectations or estimates or to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of unanticipated events. Actual results may differ materially from those expressed or implied by these forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares of Class A Common Stock by the selling shareholder hereunder. We estimate that our expenses in connection with this offering will be approximately $25,000.

                               SELLING SHAREHOLDER

         The following table provides information regarding the ownership of the Class A Common Stock by the selling shareholder as of the date of this Prospectus and as adjusted to reflect the sale of all of its shares. The selling shareholder is the former sole shareholder of Inertial Airline Services, Inc. and acquired its shares of Class A Common Stock in connection with our acquisition of Inertial. The selling shareholder has not had any position, office or other material relationship with us (other than in connection with the acquisition of Inertial) within the past three years. The selling shareholder is participating in this offering pursuant to contractual registration rights granted to it in connection with the Inertial acquisition. We have agreed to file and maintain the effectiveness of the registration statement of which this Prospectus forms a part and to pay all fees and expenses incident to the registration of this offering, including all registration and filing fees, all fees and expenses of complying with state blue sky or securities laws, all costs of preparation of the registration statement and fees and disbursements of our counsel and independent public accountants. The selling shareholder has indicated to us that it presently intends to sell all of its shares of Class A Common Stock.

                                                        Ownership Prior          Number of        Ownership After
                                                        to the Offering        Shares Offered       the Offering
                                                     ---------------------     --------------   -------------------
Name and Address                                     Shares     Percentage                      Shares   Percentage
----------------                                     ------     ----------                      ------   ----------
Flight Options International, Inc.(1)                 289,964       3.1%          289,964          0          0%

-------------------
(1) The address of Flight Operations International, Inc. is 26180 Curtiss-Wright Parkway, Cuyahoga County Airport, Richmond Heights, Ohio 44143.

                              PLAN OF DISTRIBUTION

General

         Pursuant to the terms of the contractual registration rights granted to the selling shareholder by us, except pursuant to a firm commitment underwriting, the selling shareholder must sell the Class A Common Stock in the manner and at the prices described in this paragraph. The selling shareholder must provide us with a written notice of its intent to sell any shares of the Class A Common Stock and we must designate, within three business days following the receipt of such notice, a securities broker to sell these shares on behalf of the selling shareholder. Without our consent, the selling shareholder can not offer to sell more than 10,000 shares at any time and can not sell more than 25,000 shares during any five trading days. The selling shareholder must instruct the designated securities broker to sell the shares at the best available market prices during the 14-day period following the date the selling shareholder places the order to sell the shares.

         Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholder and/or the purchaser(s) of shares for whom they act as agent or to whom they sell as principals, or both. The selling shareholder and any agents, dealers or underwriters that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

         Supplements. To the extent required, we will set forth in a supplement to this Prospectus filed with the SEC the number of shares to be sold, the purchase price and public offering price, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering.

         State Securities Law. Under the securities laws of some states, the selling shareholder may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the selling shareholder may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

         Expenses; Indemnification. We will not receive any of the proceeds from the sale of the Class A Common Stock sold by the selling shareholder hereunder and will bear all expenses related to the registration of this offering but will not pay for any underwriting commissions, fees or discounts, if any. We will indemnify the selling shareholder against some civil liabilities, including some liabilities which may arise under the Securities Act.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of Class A Common Stock offered hereby will be passed upon by Greenberg Traurig, P.A., Miami, Florida.

                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended October 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms located at 450 5th Street, N.W., Washington, D.C. 20549 and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at: http://www.sec.gov. Our Common Stock trades on the New York Stock Exchange, and our Class A Common Stock trades on the New York Stock Exchange. You can also inspect reports, proxy statements and other information concerning our company at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10006.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act.

     (1)  Our Annual Report on Form 10-K for the year ended October 31, 2001;

     (2) Our Quarterly Report on Form 10-Q for the three months ended January 31, 2002;

     (3) Our definitive Proxy Statement, dated February 18, 2002, filed in connection with our 2002 Annual Meeting of Shareholders; and

     (4) The description of the Class A Common Stock contained in our Registration Statement on Form 8-A filed with the SEC under Section 12 of the Exchange Act on April 8, 1998, including any amendments or reports filed for the purpose of updating the description.

         We will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (excluding exhibits unless specifically incorporated by reference into those documents). Please direct requests to us at the following address:

         Chief Financial Officer
         HEICO Corporation
         3000 Taft Street
         Hollywood, Florida  33021
         (954) 987-4000

         This Prospectus is part of a registration statement we filed with the SEC. You should only rely on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling shareholder is not offering the Class A Common Stock in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                 ---------------

         As used in this Prospectus, unless the context requires otherwise, (i) "Securities Act" means the Securities Act of 1933, as amended, and (ii) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

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